EXHIBIT 7.08

To:	Giant Merger Limited (as the Borrower)
Intertrust Corporate Services (Cayman) Limited,
190 Elgin Avenue,
George Town, Grand Cayman, KY1-9005, Cayman Islands
Grand Cayman, Cayman Islands

17 March 2014

PRIVATE AND CONFIDENTIAL

Dear Sirs:

Project Atlanta – Commitment and Underwriting Letter

We, China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs (Asia) L.L.C., ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Mandated Lead Arrangers”) and China Minsheng Banking Corp., Ltd., Hong Kong Branch, BNP Paribas Hong Kong Branch, Credit Suisse AG, Singapore Branch, Deutsche Bank AG, Singapore Branch, Goldman Sachs Lending Partners LLC, ICBC International Finance Limited and JPMorgan Chase Bank, N.A. (the “Underwriters”), are pleased to set out the terms and conditions on which the Mandated Lead Arrangers irrevocably commit to arrange, and the Underwriters irrevocably commit to underwrite, 100% of a term loan facility in an aggregate amount equal to $850,000,000 (the “Term Facility”).

The Term Facility shall be used in connection with the Merger by Giant Merger Limited, a company established under the laws of the Cayman Islands for the purpose of the Merger (the “Borrower”), which is a direct subsidiary of Giant Investment Limited, a company established under the laws of the Cayman Islands (the “Parent”), which is wholly owned (other than nominal holdings and director’s qualifying shares), directly or indirectly, by funds managed or advised by Baring Private Equity Asia Limited and/or their respective Affiliates, Mr. Yuzhu Shi and his Affiliates and funds managed or advised by HONY Capital and/or their respective Affiliates (collectively, the “Sponsors”).

Each capitalized term defined in the Facility Agreement (as defined below), unless otherwise defined in this letter (together with the appendices attached hereto, this “Commitment Letter”) or the other Underwriting Documents (as defined below), has the same meaning when used in this Commitment Letter. For purposes of the Underwriting Documents:

“Applicable Basis” has the meaning given to that term in paragraph 4 (No Front Running) below.

“Arranger Parties” means the Mandated Lead Arrangers and the Underwriters (each an “Arranger Party”).

“Certain Funds Period” means the period commencing on the date of this Commitment Letter and ending on the date falling six months after the date of this Commitment Letter (the “Initial Certain Funds Period Expiry Date”), provided that, in the event that the Merger Effective Time (as defined in the Facility Agreement) has not occurred on or prior to the Initial Certain Funds Period Expiry Date and the Termination Date (as defined in the Merger Agreement) has been extended beyond the Initial Certain Funds Period Expiry Date pursuant to section 8.02(a) of the Merger Agreement by the Target or the Parent, the Initial Certain Funds Period Expiry Date may be extended by the Borrower to the earlier of (i) the Termination Date (as defined in, and extended pursuant to, the Merger Agreement) and (ii) 17 December 2014 by delivery of a duly executed Extension Request to the Agent on or before the Initial Certain Funds Period Expiry Date.

“Facility Documents” means a facility agreement in the form attached as Appendix C (subject to completion of administrative details) and/or as may be amended as agreed between the parties hereto, including without limitation, pursuant to paragraphs 9.3 and/or 9.4 below (the “Facility Agreement”) and any related documentation contemplated by the Facility Agreement.

“Fee Letter” means the fee letter between any of the Mandated Lead Arrangers, the Underwriters and the Borrower dated on or about the date of this letter.

“Successful Syndication” means the individual participation of each Underwriter in the Term Facility (as at the date of this Commitment Letter) being reduced to the amount of the Term Facility as set out opposite its name under the heading “Amount” below:

Underwriter	Amount
China Minsheng Banking Corp., Ltd., Hong Kong Branch	$150,000,000
BNP Paribas Hong Kong Branch	$60,000,000
Credit Suisse AG, Singapore Branch	$50,000,000
Deutsche Bank AG, Singapore Branch	$50,000,000
Goldman Sachs Lending Partners LLC	$50,000,000
ICBC International Finance Limited	$115,000,000
JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch	$50,000,000

“Syndication Period” means the period commencing from the date of this Commitment Letter until the earlier of:

(a)	the date on which Successful Syndication occurs; and

(b)	the date falling 6 months after the date on which the Information Memorandum (as defined below) is approved by the Borrower for release in connection with the syndication of the Facility (or any part thereof).

“Target” means Giant Interactive Group Inc., a company established under the laws of the Cayman Islands and listed on the New York Stock Exchange.

“Target Group” means the Target and its subsidiaries.

“Underwriting Documents” means this Commitment Letter (including the Facility Agreement and other appendices) and the Fee Letter.

1	COMMITMENTS

1.1	The Mandated Lead Arrangers hereby irrevocably commit to arrange, and the Underwriters hereby irrevocably commit to underwrite, the Term Facility on and subject to the terms and conditions set out in the Underwriting Documents and in the proportions set out in Appendix A (such respective commitments by the Mandated Lead Arrangers and the Underwriters, the “Commitments”). The Term Facility shall be made available to the Borrower on the terms set out in the Facility Agreement.

1.2	The obligations of the Underwriters are several. No Underwriter is responsible for the obligations of the other Underwriter. The obligations of the Mandated Lead Arrangers are several. No Mandated Lead Arranger is responsible for the obligations of the other Mandated Lead Arranger.

2	GRANT OF MANDATE

2.1	The Mandated Lead Arrangers are hereby appointed as exclusive arrangers, bookrunners and syndication agents of the Term Facility and the Underwriters are hereby appointed as exclusive underwriters of the Term Facility.

2.2	BNP Paribas Hong Kong Branch confirms that it has spoken to its agency team and that its agency team have indicated to them that they are willing to act as Agent and Security Agent on the terms set out in the Facility Agreement.

2.3	Unless and until this Commitment Letter terminates in accordance with its terms, the Borrower shall ensure that no member of the Group appoints, or awards any title to, a third party in connection with arranging and/or underwriting the Term Facility or any other financing to fund the Merger without our prior written consent. Except as otherwise provided in the Underwriting Documents, no fees or compensation in respect of the Term Facility or any other financing to fund the Merger shall be payable to anyone without the prior written consent of the Mandated Lead Arrangers.

2.4	Subject to paragraph 16 below, the Mandated Lead Arrangers shall be permitted to allocate to one or more lenders, in consultation with the Borrower, the titles of arranger, co-arranger, bookrunner or such other title or role as the Mandated Lead Arrangers may determine with respect to the Term Facility in accordance with this Commitment Letter.

3	SYNDICATION

3.1	The Underwriters reserve the right to syndicate all or a portion of their Commitments and/or participations in respect of all or part of the Term Facility.

3.2	The Mandated Lead Arrangers, in consultation with the Borrower, shall manage all aspects of the syndication of the Term Facility (including timing, the selection of potential Lenders, the acceptance and allocation of commitments, and the amount and distribution of fees among Lenders) in accordance with the terms and conditions of the Underwriting Documents.

3.3	The Mandated Lead Arrangers may launch syndication at any time on or after the date of this Commitment Letter in consultation with the Borrower.

3.4	During the Syndication Period, the Borrower and the other Obligors and, after the Closing Date, the Target Group shall use all commercially reasonable efforts to co-operate with and assist the Mandated Lead Arrangers, to the extent reasonably requested by the Mandated Lead Arrangers, in the syndication of the Term Facility during the Syndication Period, including (but not limited to) the following:

(a)	assistance in the preparation of the Information Memorandum (as defined below and both private and public versions);

(b)	reasonable assistance to ensure that the Reports may be disclosed by the Mandated Lead Arrangers, on substantially the same terms as they were disclosed to the Mandated Lead Arrangers and on a non-reliance basis, subject to the requirements of paragraph 13.3 below;

(c)	subject to receiving reasonable notice of each meeting, making such senior management and other representatives of the Borrower and using reasonable efforts to make such senior management and other representatives of each other member of the Group (including, after the date of the Merger Agreement, the Target Group) as the Mandated Lead Arrangers may reasonably request (collectively, “Senior Management”) available to give presentations to, and attend meetings or telephone calls with, potential Lenders (to the extent the foregoing do not unduly interfere with any relevant Group member’s normal course of business);

(d)	using reasonable efforts to ensure that the Term Facility syndication efforts benefit from the Sponsors’, the Group’s and the Target Group’s existing lending relationships;

(e)	providing the Mandated Lead Arrangers with all information reasonably requested by them to complete Successful Syndication;

(f)	agreeing to such shorter interest periods as are reasonably necessary to facilitate transfers to Lenders joining the Term Facility as a result of syndication;

(g)	complying with all reasonable requests for information from potential Lenders through the Mandated Lead Arrangers in connection with syndication of the Term Facility;

(h)	if required by the Mandated Lead Arrangers, entering into a syndication agreement in a form to be agreed between the Mandated Lead Arrangers and the Borrower; and

(i)	using reasonable efforts to procure that the providers of the Reports shall respond to reasonable requests for clarification or explanation in respect thereof from prospective Lenders.

3.5	The Mandated Lead Arrangers and the Underwriters acknowledge that their respective Commitments are not subject to Successful Syndication.

3.6	The Mandated Lead Arrangers and the Underwriters shall use all reasonable efforts (in consultation with the Borrower) to organise the syndication of the Term Facility so as to minimise disruption to the business of the Group.

3.7	Subject to paragraph 3.8 below, the Underwriters may transfer their rights and obligations under the Underwriting Documents or the Facility Documents to a New Lender, provided that the consent of the Borrower shall be required before an Underwriter may transfer their rights and obligations under the Underwriting Documents or the Facility Documents to any person on the Black List. After the execution of the Facility Agreement, assignments or transfers by Lenders of their rights and obligations under the Underwriting Documents or the Facility Documents shall be governed by the terms of the Facility Agreement.

3.8	Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by the Underwriters, the Underwriters shall not be relieved, released or novated from their respective obligations hereunder (including their obligations to fund the Term Facility) in connection with any such syndication, assignment or other transfer until after the Utilisation Date to the extent any Lender (each, a “Defaulting Lender”) to whom a commitment under the Term Facility has been transferred prior to the Utilisation Date fails to fund its commitment or fails to make its participation in the Term Facility available on the Utilisation Date, in which event the Underwriters shall, on the Utilisation Date, fully assume such Defaulting Lender’s commitment in proportion to which their commitments were transferred (either directly or indirectly) to that Defaulting Lender (unless that Defaulting Lender was a person on the White List (as defined in the Fee Letter) or a person consented to by the Borrower).

4	NO FRONT RUNNING

4.1	Each Mandated Lead Arranger and each Underwriter agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers and Underwriters may suffer loss or damage;

(c)	if it or any of its Affiliates engages in any Front Running, the other Mandated Lead Arrangers and the other Underwriters shall retain the right not to allocate to it a participation under the Term Facility; and

(d)	neither it nor any of its Affiliates has engaged in any Front Running.

4.2	For the purposes of this paragraph 4:

“Affiliate” means in relation to a person, a Subsidiary or Holding Company of that person, a Subsidiary of any such Holding Company and, where such term is used in this paragraph only, each of the directors, officers and employees of that person or of any such Subsidiary or Holding Company (including any sales and trading teams).

“Applicable Basis” means the reduction of the Commitment and/or participation of each of the Underwriters in respect of the Term Facility in accordance with the order from time to time agreed in writing (for such purpose including, without limitation, by e-mail) between all of the Underwriters.

“Confidential Information” means all information relating to the Sponsors, the Parent, the Borrower, any Obligor, the Group, the Target Group, the Facility Documents and/or the Term Facility which is provided to the Mandated Lead Arrangers or the Underwriters (the “Receiving Party”) in relation to the Facility Documents or the Term Facility by the Sponsors, the Parent, the Borrower, the Target or any of its Affiliates or advisors, the Group or any of its Affiliates or advisors (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)	is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Sponsors, the Group or the Target Group and which, in any case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Term Facility, whether as initial Lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Front Running” means undertaking any of the following activities during the Syndication Period (or such other period agreed by all Mandated Lead Arrangers) which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a Syndication Lender whose commitment and/or participation in respect of the Term Facility reduces the commitment and/or participation of each of the Underwriters in respect of the Term Facility on the Applicable Basis:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest; or

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is (i) made to or entered into by any Mandated Lead Arranger (or its Affiliate) or any Underwriter (or its Affiliate) with an Affiliate of such Mandated Lead Arranger or Underwriter; or (ii) an act of any Mandated Lead Arranger (or its Affiliate), or any Underwriter (or its Affiliate) who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Term Facility or (iii) any commitment solicited and/or received from any person in respect of any Facility Interest in the course of the foregoing is offered to be applied (whether or not actually applied) towards reducing the participation and/or commitment allocated and/or to be allocated to each Underwriter and Mandated Lead Arranger under the Facilities (as at the time immediately prior to such reduction) on the Applicable Basis among the Underwriters and the Mandated Lead Arrangers respectively.

“Syndication Lenders” means the parties participating as Lenders in Syndication of the Term Facility.

This paragraph 4 is for the benefit of the Mandated Lead Arrangers and the Underwriters only.

5	INFORMATION MEMORANDUM

5.1	The Mandated Lead Arrangers shall provide, on behalf of the Borrower, an information memorandum (public and private versions) in line with customary syndicated loan market practice to potential Lenders (such information memorandum, the “Information Memorandum”); provided that, before the Information Memorandum or any supporting information is provided to any potential Lender, such potential Lender shall have first entered into a confidentiality undertaking substantially in the Loan Market Association recommended form scheduled to the Facility Agreement (each, a “Lender Confidentiality Undertaking”). The Information Memorandum shall contain relevant information about the Group, the Target Group and the use of proceeds of the Term Facility.

5.2	Before the Mandated Lead Arrangers distribute the Information Memorandum to prospective Lenders, the Borrower will be asked to approve the final version of the Information Memorandum (which approval is required to be obtained before such distribution is permitted). The Borrower shall approve the Information Memorandum promptly upon request by the Mandated Lead Arrangers, and on the date of such approval, it shall (and it shall ensure that its Subsidiaries will) represent and warrant that:

(a)	to the knowledge, information and belief of the Borrower (having made due and careful enquiry and where the factual information relates to the Target Group, only as provided by the Target Group but not otherwise) any factual information contained in the Information Memorandum or the Information Package taken as a whole was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model has been prepared in accordance with the applicable Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and based on fair and reasonable assumptions (in each case, on the date of preparation) (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised) and have been prepared in accordance with the Accounting Principles as disclosed to the Lenders;

(c)	any financial projections or forecasts contained in the Information Memorandum or the Information Package (insofar as they relate to the Accountants’ Report and the Structure Memorandum) have been prepared on the basis of recent historical information as available to the Sponsors and on the basis of reasonable and fair assumptions (as at the date of the relevant report or document containing the projection or forecast) and have been prepared in accordance with the applicable Accounting Principles as disclosed to the Lenders (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised); and

(d)	to the knowledge, information and belief of the Borrower (having made due and careful enquiry and where the factual information relates to the Target Group as provided by the Target Group but not otherwise) no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information contained in the Information Memorandum or the Information Package taken as a whole being untrue or misleading in any material respect at their stated date (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such projections will be realised).

5.3	The representations and warranties set out in paragraph 5.2 are deemed to be made by the Borrower on the date of this letter, on the date of the Information Memorandum and the date on which Successful Syndication occurs, by reference to the facts and circumstances then existing on that date.

5.4	The Borrower shall notify the Mandated Lead Arrangers in writing promptly after becoming aware that any representation and warranty set out in paragraph 5.2 above is incorrect or misleading in any material respect and agrees to supplement the information promptly from time to time to ensure that each such representation and warranty is correct in any material respect when made.

5.5	The Borrower acknowledges that the Mandated Lead Arrangers and the Underwriters will be relying on the information without carrying out any independent verification.

6	CLEAR MARKET

The Borrower shall ensure that, at any time during the Syndication Period, no member of the Group (provided that no member of the Target Group shall be a member of the Group until the Closing Date occurs) shall borrow, incur, guarantee, issue, arrange, underwrite, syndicate or raise (or announce an intention to borrow, incur, guarantee, issue, arrange, underwrite, syndicate or raise) any public or private financial indebtedness in the domestic or international loan or capital markets or otherwise (including any public or private bond issue, placement, note issuance, or bilateral or syndicated facility) without the prior written consent of the Mandated Lead Arrangers, except for:

(a)	the Term Facility; and

(b)	any financial indebtedness arising in the ordinary course of day-to-day business and permitted (or which will be permitted) under the Facility Agreement or the other Finance Documents.

7	UNDERWRITING CONDITIONS

7.1	The Underwriters’ underwriting of the Term Facility and our obligations under the Underwriting Documents are subject to satisfaction of the following conditions:

(a)	execution by all the Original Obligors of the Facility Agreement;

(b)	satisfaction or waiver of all applicable conditions precedent set out in this paragraph 7; and

(c)	compliance in all material respects by the Borrower, the Parent and its subsidiaries with the terms of the Underwriting Documents if, and only if, such failure to comply would constitute a Major Default (if the Facility Agreement had been entered into on the date of this Commitment Letter).

8	CERTAIN FUNDS

8.1	The Commitments are made on a certain funds basis, as set out in the Facility Agreement, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any Underwriting Document, during the Certain Funds Period, the only conditions to Utilisation of the Commitment are as expressly set out in paragraph 7 of this Commitment Letter including Clause 4 (Conditions of Utilisation) of the Facility Agreement.

8.2	The Mandated Lead Arrangers and the Underwriters confirm that:

(a)	their respective Commitments and the Term Facility have each been approved by their respective credit committees and all other relevant internal bodies;

(b)	they have completed all approvals processes and received all final internal approvals required to execute this Commitment Letter and provide their respective Commitments; and

(c)	they have completed and are satisfied with the results of all client identification procedures they are respectively required to carry out in connection with making the Term Facility available in connection with the Merger in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).

8.3	The Mandated Lead Arrangers and the Underwriters further confirm that the Base Case Model, the Merger Agreement and the Reports (each as at the date of this Commitment Letter) have been delivered to the Mandated Lead Arrangers and the Underwriters, and in the forms delivered are (and subject to them remaining in substantially the same forms, or with such supplements or other modifications (which in the aggregate, do not materially and adversely affect the interests of the Mandated Lead Arrangers or the Underwriters), when delivered in final forms, will be) acceptable to the Mandated Lead Arrangers and the Underwriters for the purposes of satisfying any of the conditions precedent in Part 1 of Schedule 2 (Initial Conditions Precedent) to the Facility Agreement which corresponds to that document.

8.4	The Mandated Lead Arrangers and the Underwriters further confirm that (with respect to the items listed under the heading “Conditions Precedent” of Appendix B of this Commitment Letter), all of the documents and other evidence described in the paragraph in Part 1 of Schedule 2 (Initial Conditions Precedent) to the Facility Agreement which corresponds to the paragraph set out in the left column of Appendix B:

(a)	will be deemed to be in form and substance satisfactory to the Agent if the word “agreed form” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph), and will be deemed to have been received by the Agent in form and substance satisfactory to the Agent if actually delivered in a final form which corresponds in all material respects to the version of that document identified in Appendix B hereto (subject to changes approved by the Underwriters) and executed by the applicable parties thereto; and

(b)	will be deemed to have been received by the Agent and be in form and substance satisfactory to the Agent if the word “satisfied” appears in the right column under the heading “Status” opposite that paragraph (but only to the extent specified as such in such paragraph).

9	EXECUTION OF FACILITY AGREEMENT

9.1	We undertake to enter into the Facility Documents, in all relevant capacities, on or before the date of the Closing Date with the members of the Group identified in the relevant Facility Document as parties thereto, subject to:

(a)	the Borrower signing and returning to us copies of the Underwriting Documents;

(b)	the underwriting conditions in paragraph 7 above;

(c)	entry into the Merger Agreement by the parties thereto.

9.2	The undertaking in paragraph 9.1 shall expire on the termination or expiry of this Commitment Letter.

9.3	Each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees, to the extent not completed prior to the date hereof, (i) to complete its administrative details and the details of any items in square brackets in the Facility Agreement where required for execution and (ii) to act reasonably in the determination of the satisfaction of all conditions precedent described in Part 1 of Schedule 2 (Initial Conditions Precedent) to the Facility Agreement.

9.4	Until the signing of the Facility Agreement, each of the Underwriters, the Mandated Lead Arrangers and the Borrower agrees to consider such minor amendments to the Finance Documents (including this Commitment Letter) which any of the parties may reasonably request (including on behalf of potential lenders) and which are not materially adverse to the interests of any of the parties.

9.5	We undertake to instruct our legal counsel to issue the legal opinions listed in Part 1 of Schedule 2 (Initial Conditions Precedent) to the Facility Agreement on or prior to the Closing Date.

10	FEES

10.1	Subject to paragraph 12.2, fees shall be paid as set out in the Fee Letters.

11	UNDERTAKING TO PAY

11.1	The Borrower shall, within five Business Days of demand, pay each Mandated Lead Arranger, each Underwriter, the Agent, the Security Agent, each Lender or any of their respective Affiliates or any of their (or their respective Affiliates’) directors, officers, employees or agents (including any successors, assigns, heirs and personal representatives of such person) (each, an “Indemnified Person”) the amount of all reasonable costs and expenses (including legal fees), losses or liabilities incurred by that Indemnified Person arising out of, in connection with or based on any action, claim, suit, investigation or proceeding (in each case, whether or not any Indemnified Person is a party and including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) commenced, pending or threatened in relation to:

(a)	the Merger or other transactions contemplated by the Underwriting Documents and/or the Facility Documents;

(b)	the performance by any Indemnified Person of its obligations under any Underwriting Document or any Finance Document (including the arranging, underwriting or syndication of the Term Facility);

(c)	the use of proceeds of the Term Facility;

(d)	any breach by the Borrower of any of the terms of the Underwriting Documents; or

(e)	any untrue statement (or alleged untrue statement) of a material fact contained in the Information Memorandum (including, without limitation, any preliminary summary of any or all of the Term Facility prepared by any Mandated Lead Arranger and approved by or on behalf of the Borrower or any filings with or submissions to any governmental or self-regulatory authority or agency or securities exchange), taken as a whole, or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, in a material respect, taken as whole;

(each such liability, damage, cost, loss or expense, a “Loss”), except to the extent that such Loss, in each case, has been finally judicially determined to have resulted primarily from (i) the gross negligence or wilful misconduct of the relevant Indemnified Person, (ii) a breach by the relevant Indemnified Person of (x) any term of the Underwriting Documents or any confidentiality undertaking, (y) any law or (iii) claims of an Indemnified Person against another Indemnified Person resulting from any of the events set out in (i) or (ii).

11.2	The Mandated Lead Arrangers shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made under paragraph 11.1.

11.3	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with any Loss except, following the Borrower’s agreement to the Underwriting Documents, for (a) any liability resulting from such Indemnified Person’s breach of any Underwriting Document or the Facility Agreement and (b) any liability for losses, claims, damages or liabilities incurred by the Borrower or any of its Affiliates that, in each case, has been finally judicially determined to have resulted primarily from the gross negligence or wilful misconduct of such Indemnified Person. No Indemnified Person shall be responsible or have any liability to Borrower or any of its Affiliates or anyone else for consequential losses or damages.

11.4	The Borrower agrees that the obligations under this paragraph 11 shall be in addition to any liability which the Borrower may otherwise have to an Indemnified Person.

11.5	Notwithstanding anything to the contrary in any Underwriting Document, on the date the Facility Agreement becomes effective, the obligations under this paragraph 11 shall terminate and be superseded by Clause 16 (Other Indemnities) of the Facility Agreement but only to the extent that the obligations under this paragraph 11 are covered by equivalent provisions in Clause 16 (Other Indemnities) of the Facility Agreement and provided that nothing shall prejudice any accrued rights and/or claims under this paragraph 11 at the time when this paragraph 11 is so terminated or superseded.

11.6	The Borrower represents to the Mandated Lead Arrangers and Underwriters that:

(a)	it is acting for its own account and it has made its own independent decisions to enter into the transactions contemplated in the Underwriting Documents and the Facility Documents (the “Relevant Transactions”) and as to whether the Relevant Transactions are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary;

(b)	it is not relying on any communication (written or oral) from any or all of the Mandated Lead Arrangers or Underwriters as investment advice or as a recommendation to enter into the Relevant Transactions, it being understood that information and explanations related to the terms and conditions of the Relevant Transactions shall not be considered investment advice or a recommendation to enter into the Relevant Transactions. No communication (written or oral) received from any or all of the Mandated Lead Arrangers or Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Relevant Transactions;

(c)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Relevant Transactions. It is also capable of assuming, and assumes, the risks of the Relevant Transactions; and

(d)	no Mandated Lead Arranger or Underwriter is acting as a fiduciary for or as an adviser to it in connection with the Relevant Transactions.

11.7	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 11 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraph 26 (Jurisdiction) below.

12	EXPENSES

12.1	It is expressly understood and acknowledged by all parties that notwithstanding any other provision of any Underwriting Document, no fees, costs or expenses will be required to be paid by the Borrower or any of its Affiliates (subject to paragraph 12.3) under the Underwriting Documents unless and until the Closing Date occurs.

12.2	The Borrower shall, within 5 business days of written notice from any of us or our legal advisers, pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented (i) legal fees and (ii) travel, due diligence, printing, publicity and bank presentation costs (“Syndication Costs”)) incurred by any of us or the Agent or the Security Agent or any of our or their respective Affiliates in connection with the negotiation, preparation, printing and execution of any Underwriting Document or any Finance Document and the syndication of the Term Facility, subject to:

(a)	any cap on legal fees agreed between the Borrower and the relevant legal adviser;

(b)	any cap on our or the Agent’s or the Security Agent’s or any of our or their respective Affiliates’ out-of-pocket expenses separately agreed between the Borrower and each of us or the Agent or the Security Agent (as applicable); and

(c)	any cap on Syndication Costs and expenses agreed between the Borrower and the Mandated Lead Arrangers,

in each case, including any cap that is agreed to apply in the event that no Utilisation is made under the Facility Agreement.

12.3	The Borrower’s obligations under paragraph 12.2 above shall be effective whether or not the Facility Agreement is signed or the Utilisation is made thereunder or the Closing Date occurs.

13	CONFIDENTIALITY

13.1	The parties acknowledge that the terms and conditions of the Underwriting Documents are confidential and are not to be disclosed to or relied upon by anyone else, except disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)	to the Target Group and the current direct or indirect owners and management of the Target Group and their respective officers, directors, employees, investors and advisers or any of their Affiliates on a “need to know” and confidential basis for purposes of the Merger;

(b)	to the Borrower’s, the Sponsors’, the Mandated Lead Arrangers’, the Underwriters’, the Agent’s or the Security Agent’s Affiliates or to any of their or their Affiliates’ respective officers, directors, employees, investors and advisers on a “need to know” and confidential basis for purposes of the Merger;

(c)	to anyone else to the extent required by law or regulation or applicable governmental or regulatory authority (including any applicable stock exchange); or

(d)	by the Mandated Lead Arrangers or the Underwriters on a “need to know” and confidential basis (and subject to a Lender Confidentiality Undertaking) to any potential Lender looking to participate in the syndication of the Term Facility, on the condition that the Mandated Lead Arrangers and the Underwriters shall not disclose to any potential Lender any market flex terms relating to the Term Facility or any information regarding fees payable under the Fee Letters or the other Underwriting Documents.

13.2	Notwithstanding anything to the contrary in any Underwriting Document, on the date the Facility Agreement becomes effective, the provisions of this paragraph 13 (Confidentiality) shall automatically terminate and be superseded by the terms of the Facility Agreement.

13.3	For the avoidance of doubt, (a) the provisions of this paragraph 13 (Confidentiality) do not supersede any other confidentiality or non-disclosure agreement or undertaking by any of us or our respective Affiliates or our or their respective representatives in favor of any of the Sponsors, the Target or their respective Affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (b) each of the Reports and (x) written advice by T&D Associates in relation to, among others, MOFCOM approval/ SAIC registration, (y) a legal opinion of Grandall opining on the capacity, power, authority and legal personality of the parties to the VIE Part 1 Contracts and the enforceability, legality and validity of obligations of the parties under such contracts, and (z) the minutes of the meeting with GAPP prepared by Grandall may be disclosed, on the same terms and on a non-reliance basis, subject to the requirements of this paragraph 13.

14	NO ANNOUNCEMENTS

Each of the parties shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding the Merger or any or all of the Term Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law or regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Merger is publicly announced or disclosed, any Mandated Lead Arranger may at its own expense disclose its participation in the Term Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

15	OTHER ROLES

15.1	The Borrower acknowledges that we or our Affiliates may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Affiliates may have conflicting interests regarding the transactions contemplated by the Underwriting Documents and otherwise.

15.2	The Borrower and each Arranger Party acknowledges that the Mandated Lead Arrangers or their Affiliates and the Underwriters or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

15.3	We shall not use confidential information obtained from the Borrower or any of its Affiliates by virtue of the transactions contemplated by the Underwriting Documents or our other relationships with the Borrower and its Affiliates in connection with the performance by us of services for other companies, or furnish any such information to any such other companies.

15.4	The Borrower acknowledges that we have no obligation to use in connection with the transactions contemplated by the Underwriting Documents, or to furnish to the Borrower or any of its Affiliates, confidential information obtained from any other source.

15.5	The Mandated Lead Arrangers or the Underwriters may delegate any or all of its rights and/or obligations under any Underwriting Document to any of its Affiliates (each, a “Delegate”) and may designate, in writing to the Borrower, any of its Delegates as responsible for the performance of any of its appointed functions under any Underwriting Document.

16	ACCESSION

Subject always to the requirements of paragraph 3.8 above, the parties to the Underwriting Documents agree that, at the request of the Mandated Lead Arrangers, additional banks, financial institutions or other entities selected in accordance with this Commitment Letter may become party to the Underwriting Documents to assume all or part of the rights and obligations of the Mandated Lead Arrangers and/or Underwriters under any or all of the Underwriting Documents, and the parties will execute letters in the same form as the Underwriting Documents with such changes as may be requested by the Mandated Lead Arrangers to give effect thereto with only such changes as may be required to reflect the change in parties and any consequential changes.

17	ASSIGNMENT

17.1	The Borrower may not assign or transfer any of its rights or obligations under the Underwriting Documents without the prior written consent of each of the Arranger Parties.

17.2	None of the Arranger Parties may assign or transfer any of their rights or obligations under the Underwriting Documents except in favour of an Affiliate of that Arranger Party or as expressly permitted by the Underwriting Documents.

18	PERIOD OF OFFER

18.1	This offer shall remain in effect until 5:00pm, Hong Kong time, on 17 March 2014, at which time it will automatically expire unless before then the Mandated Lead Arrangers and the Underwriters have received the Borrower’s written agreement to each Underwriting Document or this offer is extended by us in writing.

18.2	If this offer is not so accepted, the Borrower is directed to promptly return the Underwriting Documents (and any copies thereof) to the Mandated Lead Arrangers and the Underwriters.

19	TERMINATION

19.1	Subject to paragraph 20 (Survival), this Commitment Letter shall terminate immediately if:

(a)	the Merger Agreement is terminated in accordance with its terms or ceases to be in full force and effect;

(b)	the Borrower notifies the Mandated Lead Arrangers and the Underwriters (or any of them) in writing that, or announces publicly that, the Merger has been abandoned;

(c)	the Borrower or any of its Affiliates fail to comply in any material respect with the terms of the Underwriting Documents if, and only if, such failure would constitute a Major Default (if the Facility Agreement had been entered into on the date of this Commitment Letter); or

(d)	the Facility Agreement is not entered into by all the parties to it by 5.00pm Hong Kong time on the date falling 3 months after the date of this letter.

19.2	The Borrower shall promptly notify the Mandated Lead Arrangers and the Underwriters if it decides to abandon the Merger and/or if any of the events in paragraph 19.1(a) above takes effect.

19.3	Subject to paragraph 20 (Survival), the Borrower may terminate this Commitment Letter upon written notice to the Mandated Lead Arrangers at any time.

19.4	Subject to paragraph 20 (Survival), this Commitment Letter shall terminate on the date the Facility Agreement becomes effective.

20	SURVIVAL

20.1	The terms of the Fee Letters, paragraph 2 (Grant of Mandate) to paragraph 6 (Clear Market), paragraph 8 (Certain Funds), 11 (Undertaking to pay), 12 (Expenses), 13 (Confidentiality), 14 (No announcement), 15 (Other roles), 20 (Survival), 22 (Third Party Rights), paragraph 25 (Governing Law) and paragraph 26 (Jurisdiction) shall survive and continue after the date the Facility Agreement becomes effective.

20.2	Without prejudice to paragraph 20.1, paragraph 10 (Fees) to paragraph 26 (Jurisdiction) (excluding paragraph 19.2) shall survive and continue after any termination or expiry of any Underwriting Document, whether as a result of paragraph 19 (Termination) or otherwise.

21	AMENDMENTS

No waiver or amendment of any provision of any Underwriting Document shall be effective unless it is in writing and signed by the Borrower and us.

22	THIRD PARTY RIGHTS

22.1	Except for any Indemnified Person, a person who is not a party to this Commitment Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Commitment Letter.

22.2	Notwithstanding any term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.

23	COUNTERPARTS

Each Underwriting Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such Underwriting Document. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission or in electronic format (e.g., “pdf” or “.tif”) is equally as effective as delivery of an original executed counterpart of this letter.

24	NOTICES

24.1	Any communication to be made under or in connection with any Underwriting Document shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Notices and communications to be given to Borrower shall be sent to:

Giant Merger Limited
Address:	Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands
Attention:	Nicholas Macksey, Karen Ko, Edward Yuan
Email:	NicholasMacksey@bpeasia.com/KarenKo@bpeasia.com/EdwardYuan@bpeasia.com
Tel:	+65 6232 6322

24.3	Notices and communications to be given to the Mandated Lead Arrangers or the Underwriters shall be sent to:

China Minsheng Banking Corp., Ltd., Hong Kong Branch as Mandated Lead Arranger and Underwriter
Address:	36/F, Bank of America Tower, 12 Harcourt Road, Central, H.K.
Attention:	Joyce Chiu and Hu Bing
Email:	joycechiu@cmbc.com.cn / hubing2@cmbc.com.cn
Tel:	(852) 2281-7732 / (852) 2281-7097
Fax:	(852) 2899 2617

BNP Paribas Hong Kong Branch, as Mandated Lead Arranger and Underwriter
Address:	59/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Attention:	Michael Cheung / Aurore Lambert / Ariane Lo – CAF/LF, Hong Kong
Email:	michael.cheung@asia.bnpparibas.com / aurore.lambert@asia.bnpparibas.com / ariane.lo@asia.bnpparibas.com
Tel:	(852) 2909 8019 / (852) 2909 8715 / (852) 2909 8781
Fax:	(852) 2970 0188

Credit Suisse AG, Singapore Branch as Mandated Lead Arranger and Underwriter
Address:	1 Changi Business Park Central 1, #01-101 ONE@Changi City Singapore 486036
Attention:	Chris Stark / Loan Servicing, APAC
E-mail:	chris.stark@credit-suisse.com / apac.loansvc@credit-suisse.com
Phone:	+65 6212 2628
Fax:	+65 6212 2709

Deutsche Bank AG, Singapore Branch as Mandated Lead Arranger and Underwriter
Address:	One Raffles Quay, South Tower #14-00, Singapore 048583
Attention:	Hee-Jin Kim, Yvonne Choo
Tel:	+65 6423 8095, +65 6423 6666, +65 6423 8700
Fax:	+65 6221 2306, +65 6536 1328
Email:	loanoperations.singapore@db.com, dboi.sgclosing@db.com

Goldman Sachs (Asia) L.L.C. as Mandated Lead Arranger
Address:	200 West Street, New York, NY 10282-2198
Attention:	Asia Loan Servicing
Fax:	1 (917) 977-3915
Email:	ficc-sbdops-hkloanservicing@gs.com
Tel:	1 (212) 934 6823

Goldman Sachs Lending Partners LLC as Underwriter
Address:	200 West Street, New York, NY 10282-2198
Attention:	Asia Loan Servicing
Fax:	1 (917) 977-3915
Email:	ficc-sbdops-hkloanservicing@gs.com
Tel:	1 (212) 934 6823

ICBC International Finance Limited as Mandated Lead Arranger and Underwriter
Address:	37/F, ICBC Tower, 3 Garden Road, Central, Hong Kong
Attention:	Francis Tay/Jim Shi/Ke Ke/Beryl Sze/Hanwai Khor
Email:	francis.tay@icbci.icbc.com.cn; jim.shi@icbci.icbc.com.cn;
ke.ke@icbci.icbc.com.cn; beryl.sze@icbci.icbc.com.cn; hanwai.khor@icbci.icbc.com.cn

JPMorgan Chase Bank, N.A. as Mandated Lead Arranger and Underwriter
Address:	Chater House, 28/F, 8 Connaught Road Central, Hong Kong
Attention:	Sarah Schell / Bryan Yeung
Email:	sarah.schell@jpmorgan.com / bryan.cw.yeung@jpmorgan.com
Tel:	+852 2800 7613 / +852 2800 7628
Fax:	+852 2877 0736

25	GOVERNING LAW

Each Underwriting Document and each non-contractual obligation arising out of or in connection therewith is governed by English law.

26	JURISDICTION

26.1	The courts of England and Wales have non-exclusive jurisdiction to settle any dispute arising out of or in connection with any Underwriting Document (including a dispute relating to non-contractual obligations arising out of or in connection with any Underwriting Document or a dispute regarding the existence, validity or termination of any Underwriting Document).

26.2	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent of service of process relating to any proceedings before the English courts in connection with the Underwriting Documents; and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

26.3	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Mandated Lead Arrangers. Failing this, the Mandated Lead Arrangers may appoint another agent for this purpose.

The Underwriting Documents form the entire agreement between the Borrower and us as to the Term Facility and replace any previous oral or written understandings or agreements in relation to the Term Facility or the financing of the Merger.

If the Borrower agrees to the above, please sign, date and return to the Mandated Lead Arrangers the enclosed copies of this Commitment Letter and the Fee Letter. We look forward to working with the Borrower on this transaction.

Yours faithfully,

[SIGNATURE PAGES FOLLOW]

For and on behalf of

China Minsheng Banking Corp., Ltd., Hong Kong Branch

as Mandated Lead Arranger

/s/ Minghui Huang

Name: Minghui Huang

Title: Assistant CEO

For and on behalf of

China Minsheng Banking Corp., Ltd., Hong Kong Branch

as Underwriter

/s/ Minghui Huang

Name: Minghui Huang

Title: Assistant CEO

Commitment Letter

For and on behalf of

BNP Paribas Hong Kong Branch

as Mandated Lead Arranger

/s/ Michael Cheung

Name: Michael Cheung

Title: Managing Director

/s/ Pierre Joseph Costa

Name: Pierre Joseph Costa

Title: Managing Director

For and on behalf of

BNP Paribas Hong Kong Branch

as Underwriter

/s/ Michael Cheung

Name: Michael Cheung

Title: Managing Director

/s/ Pierre Joseph Costa

Name: Pierre Joseph Costa

Title: Managing Director

Commitment Letter

For and on behalf of
Credit Suisse AG, Singapore Branch

as Mandated Lead Arranger

/s/ Jocelyn Goh

Name: Jocelyn Goh

Title: Assistant Vice President

/s/ Ivy Lim

Name: Ivy Lim

Title: Assistant Vice President

For and on behalf of

Credit Suisse AG, Singapore Branch

as Underwriter

/s/ Jocelyn Goh

Name: Jocelyn Goh

Title: Assistant Vice President

/s/ Ivy Lim

Name: Ivy Lim

Title: Assistant Vice President

Commitment Letter

For and on behalf of

Deutsche Bank AG, Singapore Branch

as Mandated Lead Arranger

/s/ Amit Khattar

Name: Amit Khattar

Title: Managing Director

/s/ Birendra Baid

Name: Birendra Baid

Title: Director

For and on behalf of

Deutsche Bank AG, Singapore Branch

as Underwriter

/s/ Amit Khattar

Name: Amit Khattar

Title: Managing Director

/s/ Birendra Baid

Name: Birendra Baid

Title: Director

Commitment Letter

For and on behalf of

Goldman Sachs (Asia) L.L.C.

as Mandated Lead Arranger

/s/ Nelson Lo

Name: Nelson Lo

Title: Managing Director

For and on behalf of

Goldman Sachs Lending Partners LLC

as Underwriter

/s/ Mark Walton

Name: Mark Walton

Title: Authorized Signatory

Commitment Letter

For and on behalf of

ICBC International Finance Limited

as Mandated Lead Arranger

/s/ Francis Tay

Name: Francis Tay

Title: Managing Director

/s/ Shi Shao Hua

Name: Shi Shao Hua

Title: Managing Director

For and on behalf of

ICBC International Finance Limited

as Underwriter

/s/ Francis Tay

Name: Francis Tay

Title: Managing Director

/s/ Shi Shao Hua

Name: Shi Shao Hua

Title: Managing Director

Commitment Letter

For and on behalf of

JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch as Mandated Lead Arranger

/s/ Sonia Li

Name: Sonia Li

Title: Managing Director

For and on behalf of

JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch as Underwriter

/s/ Sonia Li

Name: Sonia Li

Title: Managing Director

Commitment Letter

We agree to the terms set out above.

Date:	17 March 2014

For and on behalf of

Giant Merger Limited

/s/ Shi Yuzhu

Name: Shi Yuzhu

Title: Director

Commitment Letter